Exhibit 99.1

April 13, 2004

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports First Quarter 2004 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2004. CSI shipped 566,630 net tons of steel products, the best quarterly shipment level in the Company’s history. This represents an increase of more than 28 percent compared to the tonnage sold in first quarter 2003. Sales revenues of $233.1 million dollars in first quarter 2004 are more than 17 percent higher than the same period in the prior year.

Results for the first quarter include net income of $1.8 million compared to $5.4 million in first quarter 2003. First quarter results were impacted by one-time charges associated with the redemption of the Company’s 8.5 percent senior notes due in 2009 in the amount of $150.0 million, and the issuance of new senior notes, also in the amount of $150.0 million, at 6.125 percent due in 2014. EBITDA for the quarter was $15.2 million, slightly lower than EBITDA generated in the same period last year of $19.3 million.

Average sales prices were down 9 percent when compared to first quarter 2003, although up 5 percent compared to fourth quarter 2003. Sales volumes were as follows (net tons):

	1Q04	1Q03
Hot Rolled	255,060	179,024
Cold Rolled	64,135	52,896
Galvanized	201,652	184,555
ERW Pipe	45,783	25,752

Total	566,630	442,227

Average slab consumption costs (including the FOB slab price, quality extras, insurance, ocean freight, unloading charges, duties and rail freight from the Port of Los Angeles to CSI’s Fontana works) rose four percent in first quarter 2004 over 2003.

“We look at first quarter 2004 as a solid stepping stone to start the year,” said Vicente Wright, President and Chief Executive Officer. “I would highlight two significant events that mark our performance during the quarter. First is our response to our customers’ demand for product, as evidenced by our recordbreaking shipment level of over 566,000 tons,” Wright commented. “Second is the successful issuance of our 6 1/8 percent unsecured notes, which will replace our 8 1/2 percent notes,” he added. “It was an important achievement for our company.”

Liquidity continues to remain strong, as the balance under the Company’s Revolving Credit Agreement remains at zero as of March 31, 2004, with availability of more than $107 million and a cash balance of $36.1 million.

Results (in thousands) are as follows:

	Three Months Ended
	3/31/04	3/31/03
Billed net tons	566,630	442,227
Net sales revenue	$233,064	$198,829
Cost of sales	$212,658	$178,570
SG&A	$6,338	$8,132
Operating income	$14,071	$12,127
Interest expense, net	$3,303	$3,563
Income before tax	$3,087	$8,896
Net income	$1,819	$5,364
Depreciation	$6,668	$6,878
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(11,385)	$(1,726)
Investing Activities	$(2,077)	$(6,160)
Financing Activities	$6,874	$9,000

EBITDA	$15,213	$19,337

Certain prior-year amounts have been reclassified to conform with the current-year presentation.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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